Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE1 Group 3
Payment Date	05/28/2002

Servicing Certificate
Beginning Pool Balance	16,851,403.64
Beginning PFA	0.00
Ending Pool Balance	15,956,946.28
Ending PFA Balance	-
Principal Collections	844,481.83
Principal Draws	-
Net Principal Collections	844,481.83
Active Loan Count	772

Interest Collections	135,373.78

Weighted Average Net Loan Rate	9.66085%
Substitution Adjustment Amount	0.00

Note Rate	7.9500%

Term Notes	Amount	Factor
Beginning Balance	15,884,278.06	0.3176856
Ending Balance	15,011,641.32	0.3002328
Principal	872,636.74	17.4527348
Interest	105,233.34	2.1046668
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	0.00

Beginning Overcollateralization Amount	967,125.58
Overcollateralization Amount Increase (Decrease)	(21,820.62)
Outstanding Overcollateralization Amount	945,304.96
Overcollateralization Target Amount	955,255.20

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	398,393.21	13	2.50%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	27,750.29	2	0.17%
Delinquent Loans (120 Days)*	7,381.27	1	0.05%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180+ Days)*	80,255.20	3	0.50%
Foreclosed Loans	60,667.06	2	0.38%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	201,351.34
Current Month Loss Amount	49,975.53
Current Month Principal Recovery	0.00
Net Ending Loss Amount	251,326.87

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest Withdrawn for prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Funding Account balance sent to Noteholders	-
Payment for Additional Purchases	-
Ending Funding Account Balance	-
Interest Earned for current Collection Period	-
Interest Withdrawn for prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest Earned for current Collection Period	0.00
Interest Withdrawn for prior Collection Period	0.00